UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 1, 2005

CURATIVE HEALTH SERVICES, INC.

(Exact name of registrant as specified in its charter)

Minnesota	000-50371	51-0467366
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

61 Spit Brook Road
Nashua, New Hampshire 03060

(Address of principal executive offices) (zip code)

(603) 888-1500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On Monday, December 5, 2005, Curative Health Services, Inc. (“Curative”) and its subsidiaries (collectively, the “Company”) issued a press release announcing that they had entered into a Plan Support Agreement, dated December 2, 2005 (the “Support Agreement”), with approximately 80% of the holders of Curative’s 10.75% Senior Notes due 2011 (the “Senior Notes”).  By signing the Support Agreement, the holders of Senior Notes who are parties thereto (the “Supporting Noteholders”) have agreed to support a consensual financial restructuring of the Company pursuant to a prepackaged plan of reorganization of the Company under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), on the terms and conditions set forth in the Curative Health Services, Inc. Terms of Restructuring (the “Term Sheet”) attached as Exhibit A to the Support Agreement.

At a meeting of the Board of Directors of Curative (the “Board”) held on December 2, 2005, the Board ratified, confirmed and approved the execution and delivery of the Support Agreement to the Supporting Noteholders.  Based on the Support Agreement, the Company believes it has the support of the requisite body of holders of the Senior Notes necessary to implement the plan of reorganization contemplated by the Support Agreement (the “Plan”)  Under the Plan:

•      Each holder of Senior Notes would receive, in exchange for its total claim (including principal and interest), (a) its pro rata share of 100% of the fully diluted new common stock of reorganized Curative (the “New Curative Common Stock”), before giving effect to the issuance of New Curative Common Stock (i) under the Plan, to certain classes of claims that vote to reject the Plan; (ii) pursuant to the exercise of any warrants that are issued to existing holders of Curative common stock (“Old Curative Common Stock”) under the Plan, and (iii) to certain employees, subject to vesting, in the form of restricted stock (2.5%) and options (9.5%) under the Long Term Incentive Plan that would be implemented by the Company at the effective date of the Plan, and (b) its pro rata share of $27.75 million in cash which will be raised by the Company through the incurrence of additional indebtedness in the form of second-lien notes or as part of a larger senior credit facility (the “Cash Consideration”).

•      On the date the Plan becomes effective (the “Effective Date”), all shares of Old Curative Common Stock would be cancelled and the sole equity interests in reorganized Curative would consist of the New Curative Common Stock.  Subject to certain conditions, holders of Old Curative Common Stock would receive equity warrants that are exercisable into, in the aggregate, 2.5% of the New Curative Common Stock.

•      General unsecured claims of contract counter-parties against the Company would be unimpaired, assumed and paid in cash in the ordinary course of business, except for (a) non-residential real property leases which may be rejected and (b) certain retail pharmacy contracts of Apex Therapeutic Care, Inc. (“Apex”) and eBioCare.com, Inc. (“eBioCare”).

•      Litigation claims against the Company (excluding Apex and eBioCare) would receive (at the claim holder’s option), if they vote as a class to accept the Plan: (i) a note payable over time with a principal amount equal to the respective allowed claim as a percentage of the amount of all allowed unsecured claims against the Company on a consolidated basis (excluding Apex and eBioCare) multiplied by the value of the Company on a consolidated basis (excluding Apex and eBioCare), or (ii) cash equal to 50% of such face amount.  If the class votes to reject the Plan, holders would receive New Curative Common Stock and their pro rata share of the Cash Consideration.  Notwithstanding the foregoing, such claims may receive such other consideration agreed to by the Company and the Ad Hoc Committee of Senior Noteholders (the “Ad Hoc Committee”) or as otherwise approved by the bankruptcy court.

•      All litigation claims and general unsecured claims (except for those of contract counter-parties, to the extent described above) against Apex and eBioCare, including the potential indemnification claims of the three independent California retail pharmacies that are subject to the DHS audit, would receive (at the claim holder’s option), if they vote as a class to accept the Plan:  (i) a note payable over time with a principal amount equal to each respective allowed claim as a percentage of the amount of all allowed unsecured claims against Apex and/or eBioCare, as applicable, multiplied by the value of Apex and/or eBioCare, as applicable (collectively, the “Apex Notes”), or (ii) cash equal to 50% of such face amount.  If the class votes to reject the Plan, If the class votes to reject the Plan, each holder would receive New Curative Common Stock and its pro rata share of Cash Consideration in an amount equal to its respective Apex Note.  Notwithstanding the foregoing, such claims may receive such other consideration agreed to by the Company and the Ad Hoc Committee or as otherwise approved by the bankruptcy court.

•      While the Company anticipates that there will not be any other general unsecured claims as of the date the Company files for Chapter 11, if such claims exist against the Company (excluding Apex and eBioCare and not including litigation claims) those claimants would receive (at the claim holder’s option), if they vote as a class to accept the Plan:  (i) a note payable over time with a principal amount equal to the respective allowed claim as a percentage of the amount of all allowed unsecured claims against Curative on a consolidated basis (excluding Apex and eBioCare) multiplied by the value of Curative on a consolidated basis (excluding Apex and eBioCare), or (ii) cash equal to 50% of such face amount.  If the class votes to reject the Plan, holders would receive New Curative Common Stock and their pro rata share of the Cash Consideration.  Notwithstanding the foregoing, such claims may receive such other consideration agreed to by Curative and the Ad Hoc Committee or as otherwise approved by the bankruptcy court.

•      The Company’s obligations under its existing Senior Secured Credit Facility (the “GE Facility”) with General Electric Capital Corporation would be paid in full with the proceeds of a debtor-in-possession financing facility.

•      Paul F. McConnell would continue as the President and Chief Executive Officer of the Company, and John C. Prior would continue as Chief Operating Officer and Secretary.

•      Parties to the Support Agreement will forbear from exercising remedies with respect to any of the Company’s defaults and events of defaults arising, or that may arise, under the Senior Notes.  The parties to the Support Agreement have further agreed that they will take all commercially reasonable actions to oppose and object to, and will not support, any person taking action to exercise remedies under the Senior Notes.  The Support Agreement, including the forbearance obligations of the parties thereto, will terminate in the event certain milestones are not satisfied with respect to the proposed restructuring plan.

A copy of the Support Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.  A copy of the December 5, 2005 press release is attached hereto as Exhibit 99.1.

In connection with the GE Facility, on December 1, 2005, the Company entered into a Forbearance Agreement (the “Forbearance Agreement”) with General Electric Capital Corporation (“GE Capital”).  The Company and GE Capital previously entered into a Waiver Agreement dated November 7, 2005 whereby GE Capital agreed to waive certain defaults through December 1, 2005.  The Forbearance Agreement provides that, subject to certain conditions, GE Capital together with the other lenders (the “Lenders”) under the GE Facility, which is governed by a Credit Agreement dated April 23, 2004, as amended (the “Credit Agreement”), will forbear from exercising remedies on account of the cross-default under the Credit Agreement arising from failure by the Company to pay interest on the Notes as described below.  Subject to certain termination events, including additional events of default under the Credit Agreement, the Forbearance Agreement will expire on April 28, 2006.  Under the terms of the Forbearance Agreement, the Company may continue to draw-down under the Credit Agreement as if such existing events of default had not occurred.  Upon termination of the Forbearance Agreement, all obligations under the Credit Agreement together with interest will be immediately due and payable and the Lenders may exercise any rights or remedies thereunder.  A copy of the Forbearance Agreement is attached hereto as Exhibit 10.2, and is incorporated herein by reference.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As previously announced, the Company elected not to make the interest payment due on Tuesday, November 1, 2005 on its Senior Notes.  On November 30, 2005, the thirty-day grace period under the indenture dated April 23, 2004 relating to the Senior Notes (the “Indenture”) elapsed without such payment.  The failure to make such payment by such date has become an Event of Default under the Indenture.

As a result of the Event of Default, the $185 million aggregate principal amount of the Senior Notes, plus the November interest payment of $9.9 million and any other amounts due and owing on the Notes, could be declared immediately due and payable by the Trustee under the Indenture or by holders of the Notes holding 25% or more of the aggregate principal amount of the Notes at any time.  As of the date of the Form 8-K, no such acceleration notice or declaration has been received by the Company.  Parties to the Support Agreement have agreed to forbear from exercising remedies with respect to any of the Company’s defaults and events of defaults arising, or that may arise, under the Indenture.  The parties to the Support Agreement have further agreed that they will take all commercially reasonable actions to oppose and object to, and will not support, any person taking action to exercise remedies under the Indenture.  The Support Agreement, including the forbearance obligations of the parties thereto, will terminate in the event certain milestones are not satisfied with respect to the proposed restructuring plan.

In addition, the Company received a letter from GE Capital dated November 2, 2005, notifying the Company that GE Capital considered the Company’s failure to pay the November interest payment on the Notes an event of default under the Credit Agreement, and GE Capital was reserving all of its rights and remedies under the Credit Agreement arising as a result of such event of default.  On November 7, 2005, the Company entered into a Waiver Agreement with GE Capital under which GE Capital agreed to waive this default through December 1, 2005.  The Forbearance Agreement as described above provides that the Lenders will forbear from exercising remedies under the Credit Agreement with respect to the failure by the Company to pay the interest payment due November 1, 2005.  Upon termination of the Forbearance Agreement, all of the Company’s obligations under the Credit Agreement will immediately become due and payable.  As of November 29, 2005, the Company’s aggregate obligations under the Credit Agreement were $27,736,367.92.

Item 5.02	Departure of Directors and Principal Officers; Election of Directors; Appointment of Principal Officers.

Pursuant to the Support Agreement and Term Sheet, the employment agreement of Thomas Axmacher, the Company’s Chief Financial Officer, will be assumed as amended to provide, among other things, that Mr. Axmacher will continue to serve as Chief Financial Officer until April 30, 2006, after which he will no longer serve as the Chief Financial Officer and will be paid severance of one year’s base salary.

Item 7.01  Regulation FD Disclosure

Under arrangements of confidentiality and during negotiations with respect to the Support Agreement, the Company provided certain non-public information to the Company’s larger bondholders. A summary of the information provided to such bondholders is attached to this Form 8-K as Exhibit 99.2.

Item 9.01  Financial Statements and Exhibits.

(c)        Exhibits.

10.1	Plan Support Agreement, dated December 2, 2005, by and among Curative, its subsidiaries, and the Supporting Noteholders.

10.2	Forbearance Agreement, dated December 1, 2005, by and among Curative, its subsidiaries, and GE Capital.

99.1	Press release issued by Curative on December 5, 2005, announcing consensual restructuring agreement with the Supporting Noteholders.

99.2	Summary of certain confidential information provided to the Supporting Noteholders.

SIGNATURE  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 5, 2005

CURATIVE HEALTH SERVICES, INC.

By:	/s/ Thomas Axmacher
Thomas Axmacher
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Plan Support Agreement, dated December 2, 2005, by and among Curative, its subsidiaries, and the Supporting Noteholders.

10.2	Forbearance Agreement, dated December 1, 2005, by and among Curative, its subsidiaries, and GE Capital.

99.1	Press release issued by Curative on December 5, 2005, announcing consensual restructuring agreement with the Supporting Noteholders

99.2	Summary of certain confidential information provided to the Supporting Noteholders.